UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☐                            Filed by a Party other than the Registrant ☒

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☐	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

Wheeling - Pittsburgh Corporation

(Name of Registrant as Specified In Its Charter)

Esmark Incorporated

Bouchard Group, L.L.C.

Franklin Mutual Advisers, LLC

James P. Bouchard

Craig T. Bouchard

Albert G. Adkins

Clark Burrus

C. Frederick Fetterolf

James V. Koch

George Muñoz

Joseph Peduzzi

James A. Todd

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Esmark Incorporated provided the following response to an e-mail inquiry:

From: Craig Bouchard [mailto:ctbouchard@esmark.com]

Sent: Mon 10/30/2006 12:05 PM

To: rwhite@usw1190.com

Cc: Westwood, Scott E.; ‘McCall, Dave’

Subject: RE: questions about wheeling pitt

Here are answers to your questions. Please forgive my direct approach. It’s our style.

Of course, the first step is to have our slate elected. The new board would then consider our merger proposal. You are asking questions assuming that the new board accepts our merger proposal, so I will answer under the assumption that all of this comes to be.

1) We intend to run the blast furnace for 4-12 months. Then we will shut it down.

2) Every employee will be given a job that counts. There will be no reduction in force, layoffs, or anything of the sort. No one will have their pay cut. We have committed this to Dave McCall and Leo Girard, who we trust and have a deep level of respect for. Esmark is a growing company. We do not grow by shrinking.

By the way, we understand that the BF makes very fine steel. We buy some of it at Esmark, so we know. Better than the EAF by some people’s estimation. The blast furnace is a high cost production facility. This is not related to people. It’s more related to the costs of raw materials, energy, commercial overhead (the $6 million of golden parachutes just given to management have to be paid for by someone), and eventual cost of reline.

3) We would expand the capacity of the EAF.

4) We would add galvanizing capacity.

5) We are looking at how to add cold mills.

6) The Wheeling Nisshin joint venture is not attractive for WP. It needs to be changed.

7) We will import 1.4 million metric tons of slabs and significantly increase the capacity of the hot strip mill. Our negotiated slab price is very attractive and this will change the cost structure of the entire operation. This will ensure the cost integrity of the Mill and mean the future of each and every steel family in the valley becomes brighter. Improving the HSM will also require investment dollars.

8) Esmark has 2000 customers in the Midwest that buy steel. This will bring a dramatic change for the company as it currently dwells in the spot market. WP has been living in purgatory.

9) We will increase equity/debt ratio dramatically the day the merger happens. The company can not make good decisions when it is drowning in a sea of debt.

10) We will immediately bring in 10-12 very talented and experience mill managers to replace the mediocre crowd that sits in offices in Wheeling. Our managers will work at the mill where they should be. They will work with the Union to rebuild what was once a fine company. John Goodwin will be the leader. He has done it before.

11) We have negotiated a very attractive profit sharing deal for actives and retirees. I believe that all union employees can see their take home pay increase significantly within 6 months of the merger. For this to happen we all need to roll up our sleeves and work as a team.

Jim and I are not fancy people. We deliver. This is why we enjoy strong support from our employees, partners and customers. We need you help.

Craig

Esmark Incorporated, together with the other participants indicated below, filed a revised preliminary proxy statement with the SEC on October 3, 2006 relating to the solicitation of proxies for the election of a slate of director nominees at the 2006 annual meeting of shareholders of Wheeling-Pitt. Esmark’s revised preliminary proxy statement contains information on the participants in Esmark’s solicitation and their interests in Wheeling-Pitt. Esmark and the other participants intend to file a definitive proxy statement and accompanying proxy card with the SEC. Esmark urges Wheeling-Pitt shareholders to read the definitive proxy statement in its entirety when it becomes available because it will contain important information. When filed, the definitive proxy statement will be available at no charge at the SEC’s website at http://www.sec.gov. The participants will provide copies of the definitive proxy statement without charge upon request made to Esmark’s proxy solicitor, Innisfree M&A Incorporated, at its toll-free number (888)750-5834. The participants in this proxy solicitation are anticipated to be Esmark, the Bouchard Group, L.L.C., Franklin Mutual Advisers, LLC and certain of its directors and officers, James P. Bouchard, Craig T. Bouchard, Albert G. Adkins, Clark Burrus, C. Frederick Fetterolf, James V. Koch, George Muñoz, Joseph Peduzzi, and James A. Todd.

—Original Message—

From: rwhite@usw1190.com [mailto:rwhite@usw1190.com]

Sent: Monday, October 30, 2006 10:18 AM

To: ctbouchard@esmark.com

Subject: questions about wheeling pitt

mr. bouchard, my name is ron white vp at local 1190. i’m trying to answer questions about your company to our members, so they can vote on the proxy card. the questions are first, how long will you run our blast furnace? what will happen to the guys if you shut it down? will you run the EAF? if so how long? will you build another EAF? the company is putting info out about CSN and our members have these concerns for you. so if you will answer these questions it may help your fight. thanks ron white.